Exhibit 2.12

STOCK OPTION PLAN
DATED FEBRUARY 6, 2000

1.     Purpose

        The purpose of the Stock Option Plan (the “Plan”) of Dynamic Digital Depth Inc. a Corporation subsisting under the Business Corporations Act (Alberta)(the “Corporation”), is to advance the interests of the Corporation by encouraging its directors, management, employees and consultants of the Corporation and of its subsidiaries and affiliated companies, to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

2.     Administration

        The Plan shall be administered by the board of directors of the Corporation (the “Board”). A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors.

        Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary to advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

        Each option granted hereunder shall be evidenced by an agreement, signed on behalf of the Corporation and by the optionee, the terms and form of which shall be determined by the directors, including but not limited to, terms relating to the satisfaction of any tax obligations that may arise upon the granting of options or the exercise of options.

        Each such agreement shall recite that it is subject to the provisions of this Plan.

3.     Shares Subject to Plan

        Subject to adjustment as provided in Section 14 hereof, the shares to be offered under the Plan shall consist of shares of the Corporation’s authorized but unissued common shares. The aggregate number of shares to be delivered upon the exercise of all options granted under the Plan shall not exceed 20% of the issued shares of the Corporation at the time of granting of options. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall not again be available for the purpose of this Plan. Notwithstanding the above, the maximum aggregate number of shares which may be reserved for the exercise of options under the Plan is 3,634,952.

4.     Maintenance of Sufficient Capital

        The Corporation shall at all times during the term of the Plan reserve and keep available such numbers of shares as will be sufficient to satisfy the requirements of the Plan.

5.     Eligibility and Participation

        Directors, management, consultants, employees of the Corporation and of its subsidiary and affiliated companies and employees of a person or company which provides management services to the Corporation or its subsidiaries or its affiliated companies (“Management Company Employees”) shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). Participants may elect to hold options granted to them in a personal holding company of the Participant, the shares of which are held by the Participant, the Participant’s spouse, minor children and/or minor grandchildren and such entity shall be bound by the Plan in the same manner as if the options were held directly by the Participant. Subject to the terms hereof, the Board shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, and the number of shares to be subject to each option. In the case of employees and consultants or Management Company Employees, the option agreements to which they are party must contain a representation of the Corporation that the employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Corporation or its subsidiary. An individual who has been granted an option may, if he is otherwise eligible, and if permitted under the policies of the stock exchange or stock exchanges on which the shares of the Corporation are to be listed, be granted an additional option or options if the directors shall so determine.

6.     Exercise Price

        The exercise price shall be not less than the price permitted by any stock exchange on which the common shares are then listed or other regulatory body having jurisdiction. The exercise price of the shares covered by each option shall be determined by the Board, subject to regulatory approval, at the time any option is granted but in no event shall such price be lower than the Market Price (as hereinafter defined) at the time of the grant.

"Market Price" means:
(a)	if the stock options are granted pursuant to any of the share option schemes approved and adopted by the directors pursuant to Section 16, the “market value” as defined by the particular share option scheme; or

(b)	at any time during which the common shares are listed and posted for trading on The Toronto Stock Exchange (the “TSE”), the closing sale price for board lots of common shares on the TSE on the last trading day immediately prior to the day on which the options are granted, or if there is no sale of board lots of common shares on such day, then the closing sale price for board lots of common shares on the TSE on the last date on which a board lot was traded.

(c)	at any time during which the common shares are not listed and posted for trading on the TSE, but are quoted on any other stock exchange, the closing sale price for board lots of common shares on such exchange on the business day immediately prior to the day on which the Market Price is to be determined, less applicable discounts, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on such exchange for the trading day immediately prior to the day on which the Market Price is to be determined, less applicable discounts, or if there are no bid and asked prices on such exchange on such day, then the five-day weighted average of the closing sale prices for board lots of common shares on such exchange based on the five business days immediately prior to the day on which the Market Price is to be determined, less applicable discounts; and

(d)	at any other time, the fair market value of the common shares, as determined by the Board, with due regard being had to any over-the-counter sale prices, asked and bid prices, volume quotations, value of assets and liabilities of the Corporation, and income and prospects of the Corporation, as the Board shall in its sole discretion determine to be relevant.

7.     Number of Optioned Shares

        The number of shares subject to an option to a Participant shall be determined in the resolution of the Board, but no Participant shall be granted an option which together with any other stock option agreement with the Corporation exceeds 5% of the outstanding shares of the Corporation as defined in the policies of the TSE (on a non-diluted basis).

8.     Duration of Option

        Each option and all rights thereunder shall be expressed to expire on the date set out in the option agreements and shall be subject to earlier termination as provided in paragraphs 10 and 11.

9.     Option Period, Consideration and Payment

(a)	The option period shall be a period of time fixed by the Board not to exceed ten (10) years from the date the option is granted, provided that the option period shall be reduced with respect to any option as provided in Sections 10 and 11 covering cessation as a director, officer, consultant, employee or Management Company Employee of the Corporation or any of its subsidiaries or affiliated companies, or death of the Participant.

(b)	An option shall vest and may be exercised (in each case to the nearest full share) during the option period in such manner as the Board may fix by resolution. Options which have vested may be exercised in whole or in part at any time and from time to time during the Option Period. To the extent required by the TSE, no options may be exercised under this Plan until this Plan has been approved by a resolution duly passed by the shareholders of the Corporation.

(c)	Except as set forth in Sections 10 and 11, no option may be exercised unless the Participant is at the time of such exercise a director, officer, manager, consultant, employee of the Corporation or any of its subsidiaries or affiliated companies, or a Management Company Employee of the Corporation or any of its subsidiaries or affiliated companies, except in the case of a consultant to whom the option has been granted for a specific service in which case the option may be exercised only upon completion of that service and prior to 30 days following the date of completion of such service.

(d)	The exercise of any option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of common shares with respect to which the option is being exercised, accompanied by cash payment, certified checque or bank draft for the full purchase price of such common shares with respect to which the option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any shares subject to an option under this Plan, unless and until the certificates for such shares are issued to him or them under the terms of the Plan.

10.     Ceasing To Be a Director, Officer, Consultant or Employee

        If a Participant shall cease to be a director, officer, consultant, employee of the Corporation or its subsidiary or affiliated company, or a Management Company Employee for any reason (other than death), he may exercise his option to the extent that he was entitled to exercise it at the date of such cessation, but may only do so within the period of time after such cessation being:

(a)	the lesser of the time stipulated in the agreement evidencing the option and a maximum of three years, for full time employees; or
(b)	the lesser of the time stipulated in the agreement evidencing the option and a maximum of one year, for other service providers including directors.

        Nothing contained in the Plan, nor in any option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, manager, employee or consultant of the Corporation or any of its subsidiaries or affiliated companies.

11.     Death of Participant

        In the event of the death of a Participant, the option previously granted to him shall be exercisable only within the period of time being:

(a)	the lesser of the time stipulated in the agreement evidencing the option and a maximum of three years, for full time employees; or
(b)	the lesser of the time stipulated in the agreement evidencing the option and a maximum of one year, for other service providers including directors;
and then only:
(c)	by the person or persons to whom the Participant's rights under the option shall pass by the Participant's will or the laws of descent and distribution; and
(d)	if and to the extent that he was entitled to exercise the Option at the date of his death.

12.     Rights of Optionee

        No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any shares issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered.

13.     Proceeds from Sale of Shares

        The proceeds from sale of shares issued upon the exercise of options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

14.     Adjustments

        If the outstanding shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through reorganization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made in the maximum number or kind of shares as to which options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment in the outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share or other unit of any security covered by the option.

        Upon the liquidation or dissolution of the Corporation or upon a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding shares of the Corporation to another corporation, the Plan shall terminate, and any options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence all persons then entitled to exercise an unexercised portion of options then outstanding shall have the right at such time immediately prior to consummation of the event which results in the termination of the Plan as the Corporation shall designate, to exercise their options to the full extent not theretofore exercised.

        Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional share shall be issued under the Plan on any such adjustment.

15.     Transferability

        All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferrable or assignable unless specifically provided herein. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

16.     Creation of Share Option Schemes

        To comply with the requirements of UK Inland Revenue and other regulatory authorities, the board has the authority to create and adopt share option schemes, which terms and conditions are within the scope of the provisions of the Plan, and grant stock options to directors, management, consultants, employees of the Corporation and of its subsidiary and affiliated companies and Management Company Employees pursuant to such schemes.

17.     Plan not Exclusive

        The Plan is not intended to be, and shall not be deemed to be a substitute for any other deferred compensation or bonus plans of the Corporation (or any of its subsidiaries or affiliated companies) or any other plan, practice or arrangement for the payment of compensation or fringe benefits, that may now or hereafter be in effect for those eligible for stock options (as set forth in Section 5 hereof) generally or any group or class of those eligible for grants of stock options, and any such plan, practice or arrangement may be continued or authorized and payment thereunder made independently of the Plan.

18.     Amendment and Termination of Plan

        Subject to applicable regulatory approval, the Board may, at any time, suspend or terminate the Plan. Subject to applicable regulatory approval, the Board may also at any time amend or revise the terms of the Plan, PROVIDED that no such amendment or revision shall alter the terms of any options theretofore granted under the Plan.

19.     Necessary Approvals

        The obligation of the Corporation to issue and deliver shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation will be returned to the Participant.

20.     Stock Exchange Rules

        The rules of any stock exchange upon which the Corporation's shares are listed shall be applicable relative to options granted to Participants.

21.     Effective Date of Plan

        The Plan has been adopted by the Board of the Corporation subject to the approval of the stock exchange or stock exchanges on which the shares of the Corporation are to be listed and, if so approved, the Plan shall become effective upon such approvals being obtained.

22.     Interpretation

        The Plan will be governed by and construed in accordance with the laws of Canada and of the Province of Alberta.

        IN WITNESS WHEREOF the Corporation has caused its corporate seal to be affixed hereto in the presence of its officers duly authorized in that behalf as of the 6th day of February, 2000.

DYNAMIC DIGITAL DEPTH INC.
Per:/s/ Christopher M. Yewdall Per: /s/ Mark N. Schwartz